LICENSE AGREEMENT

        This Agreement is made effective the 17th day of September, 1996, by and between ImmuCell Corporation (hereinafter called "ImmuCell"), a corporation organized and existing under the laws of Delaware, and Clearwater Diagnostic Company LLC (hereinafter called "CDC"), a limited liability company organized under the laws of Delaware, together hereinafter called the Parties.

        WHEREAS, ImmuCell has developed certain technology as described in the "LICENSED TECHNOLOGY" section herein, and ImmuCell is willing to grant a license on the LICENSED TECHNOLOGY to CDC;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:


        Section 1:  Definitions

        1.1 "LICENSED TECHNOLOGY" shall refer to and mean (i) any patent rights that may issue from U.S. Patent Application No. 08/502,328, filed July 13, 1995, entitled METHODS AND ARTICLES OF MANUFACTURE FOR THE DETECTION OF CRYPTOSPORIDIUM OOCYSTS, (ii) any patent rights that may issue from foreign equivalents thereto, and (iii) any other technology and know-how developed previously by ImmuCell for application in the Field of Use.

        1.2. "Field of Use" shall mean only the detection of infectious disease agents such as Cryptosporidium parvum in water sources including ground water, surface water, drinking water, sanitary waste water, cooling towers and water and waste water in all industrial manufacturing and processing segments.

        1.3"Products" as used herein shall refer to and mean reagents used in the immunomagnetic separation and detection steps of the diagnostic test.

        1.4    "Direct Cost" shall mean direct manufacturing costs including materials, labor,
 QA and QC costs, and manufacturing overheads.

        1.5    "LLC Agreements" shall mean that certain Limited Liability
Company
Agreement Between Membrex and ImmuCell dated September 17, 1996.

        Section 2:  Grant

        2.1 License: ImmuCell hereby grants to CDC an exclusive worldwide royalty free license to make, use, distribute, lease and sell kits, reagents, services and products within the scope of LICENSED TECHNOLOGY in the Field of Use.


        2.2 Sub-licenses. CDC may grant sub-licenses of the LICENSED TECHNOLOGY in the Field of Use to third parties. Any agreement granting a sub-license shall require that the sub-license be subject to the terms and termination of this License Agreement and the LLC Agreement. CDC's sub-licenses to third parties do not carry any rights to further sub-license the LICENSED TECHNOLOGY. CDC shall have the same responsibility for the activities of any sub-licensee as if the activities were directly those of CDC.

        2.3 License Fee. CDC agrees to pay a license fee of $100 within seven days after the date this Agreement is fully executed by both parties.

        2.4 Neither CDC nor any Sub-licensee shall obtain rights of any kind in the LICENSED TECHNOLOGY other than the rights specifically set forth herein.


        Section 3:  Supply Of Product And Disposables


        3.1 ImmuCell shall sell to CDC and CDC shall buy from ImmuCell all of CDC's order requirements for Product for incorporation into its kits, devices, reagents, parts and services at ImmuCell's Direct Cost. All sales to CDC by ImmuCell are FOB ImmuCell plant and any shipping cost, insurance, taxes
and other fees are the responsibility of CDC.    In the event ImmuCell is
unable or unwilling to sell CDC's requirements for Product, CDC shall have the right to make or have third parties manufacture such Product.

        3.2 CDC shall sell to sub-licensee such Products as may be required by the sub-licensee for use in the Field of Use and buy such Products from ImmuCell in accordance with the terms and conditions contained herein.


        Section 4:  Direct Cost Auditing

        ImmuCell shall keep written records of Direct Costs for reasonable periods of time but in no case for a period longer than two (2) fiscal years. A maximum of two (2) audits per year can be scheduled by CDC's duly authorized independent auditor acceptable to ImmuCell. Such records shall be available for inspection during all reasonable business hours and are subject to the Confidentiality Agreements signed by ImmuCell and CDC.


        Section 5:  Certain Warranties of ImmuCell

        5.1 ImmuCell warrants that it has no knowledge that would prevent it from granting the License contemplated by this Agreement. However, nothing in this Agreement shall be construed as: (i) a warranty or representation by ImmuCell as to the validity, enforceability or scope of any LICENSED TECHNOLOGY or as to its effectiveness or as to any results or advantage to be achieved by its use, (ii) a warranty or representation that anything made, used, sold or otherwise disposed of or otherwise commercialized under this Agreement or the License granted in this Agreement will or will not infringe patents or other rights of any kind of third parties, (iii) an obligation to bring or prosecute actions or suits against third parties for infringement of LICENSED TECHNOLOGY, and (iv) an obligation to obtain, maintain, assert, or defend any intellectual property rights. Notwithstanding the foregoing, CDC agrees to assist ImmuCell, at no cost to itself, including agreeing to be named as a party plaintiff in any legal action, in the event that ImmuCell decides to pursue third party infringers of the LICENSED TECHNOLOGY.

        5.2 IMMUCELL MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY CDC, ITS SUBLICENSEES OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF LICENSED TECHNOLOGY UNDER THIS AGREEMENT.

        5.3 Nothing contained in this Agreement shall be construed to convey to CDC any ownership rights, proprietary interest or other rights or interest of any kind, except for the non-transferable License and right to use the LICENSED TECHNOLOGY in the distribution and sale of Products which is expressly granted by this Agreement. CDC covenants and agrees that it shall not at any time during the term of this Agreement challenge or contest the ownership of the LICENSED TECHNOLOGY, or any trademark or tradename used by ImmuCell
('TRADEMARKS'), including the trademark and tradename "ImmuCell."   CDC shall
not challenge the validity or enforceability of any of the Patents and/or TRADEMARKS associated with this License, nor do anything that in any way tarnishes them or otherwise impairs their value.


        Section 6:  Term And Termination

        6.1 The term of this License shall begin on the effective date of this Agreement and continue until the earlier of (i) twenty five (25) years from the effective date of this Agreement or (ii) the date on which CDC is dissolved, (iii) the inability to obtain sufficient financing within one (1) year from the effective date of this Agreement to operate CDC's business for at least eighteen (18) months, or iv) a petition for bankruptcy is filed by or against CDC, (v) liquidation or other State proceedings are instituted by or against CDC.

        6.2    CDC may terminate this Agreement at any time by giving at least
thirty (30) days' written notice of such termination to ImmuCell.   ImmuCell
may terminate this Agreement by giving at least thirty (30) days' written notice if Membrex or any of Membrex's affiliates or licensees manufacture or sell a flat membrane plate Vortex Flow Filtration System for use in the Field of Use.

        6.3 If CDC at any time defaults in the timely payment of any monies due to
ImmuCell or commits any breach of any other covenant herein contained, and fails to
remedy such breach within ninety (90) days after written notice thereof by
               ImmuCell,
ImmuCell may, at its option, terminate this Agreement by giving written notice of termination to CDC.

        6.4 Upon the termination of this Agreement, CDC shall remain obligated to pay any outstanding monies owed for Product and Disposables sold by ImmuCell to CDC and the following sections shall survive termination or expiration of this Agreement: Sections 5, 8, 9, 10, 12, 15, and 16.

        6.5 Upon the termination of this Agreement, all rights to LICENSED TECHNOLOGY will revert to ImmuCell, the license to CDC and any sub-licensees shall immediately cease, and ImmuCell shall have no further obligations to sell Product to CDC or any sub-licensee nor shall CDC have any further rights to grant sub-licenses. , manufacture or have manufactured the LICENSED TECHNOLOGY. Upon the occurrence of any of the events in this Section 6, ImmuCell shall have the right to withdraw from CDC and have returned its Capital Account and Capital Contribution as defined in the LLC Agreement.


        Section 7:  Assignability

        This Agreement may not be transferred or assigned by CDC except with the prior written consent of ImmuCell.


        Section 8:  Patents

        8.1 The PATENT and all new patent applications to be submitted, new patents to be granted and technology relating to the Product shall be owned exclusively by ImmuCell except as provided herein. Improvements, if patentable, will be owned as provided herein. The Parties will share the use of any such Improvements to the Product. During the term of this Agreement, the Parties hereby grant to each other a royalty-free cross license with respect to the Improvements. With respect to Improvements that are the result of joint efforts of CDC and ImmuCell, both parties shall have the right to use such jointly developed Improvements in perpetuity, subject to the provisions herein.

        Notwithstanding the foregoing provision, the parties hereby acknowledge and agree that any and all Improvements to the Product made during the term of this Agreement and for three (3) years thereafter, that can only reasonably be used with the Product shall be the sole and exclusive property of ImmuCell, and all Improvements that can also be used in connection with products in addition to the Product shall be the sole and exclusive property of the respective inventing party or parties.


        8.2. New Technology: ImmuCell and CDC may cooperate in the development of new technology (i.e., not an Improvement to the Product). The parties shall negotiate in good faith with respect to the funding of the development of any such new technology. New patentable technology which arises from such a cooperation will be owned jointly by the Parties and for their exclusive use, subject to any mutual written consent to the contrary.

        Section 9:  Confidentiality

        CDC and ImmuCell acknowledge that during the course of this Agreement, it may be necessary for either party to disclose its confidential, proprietary information to the other party. ImmuCell and Membrex have previously entered into Secrecy Agreements dated October 18th, 1994 and October 24, 1994 (hereinafter the "Secrecy Agreement). The terms of the Secrecy Agreement are hereby incorporated herein and made binding to CDC as if CDC were a party to such Secrecy Agreement. CDC and Membrex agree to extend that Secrecy Agreement effective through December 31, 2001. Notwithstanding the provisions of that Secrecy Agreement, each party shall have the obligation to identify all Proprietary Information (defined as "Information" in the Secrecy Agreement) that it has disclosed to the other party to date. For Proprietary Information disclosed after the date of execution of this Agreement, the parties shall have the obligation to designate that information that is Proprietary Information under the Secrecy Agreement. If Proprietary Information is disclosed orally, the disclosing party shall have the obligation to identify the information as Proprietary Information at the time of disclosure and confirm that such information is Proprietary Information within thirty (30) days after such oral disclosure.


        Section 10:  Severability

In the event that any one or more provisions of this Agreement shall be declared to be illegal or unenforceable under the law, rule or regulation of any government having jurisdiction over the parties hereto, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof, and the parties hereto shall agree upon the modification of this Agreement with respect to such illegal or unenforceable provisions to eliminate such illegality or unenforceability.


        Section 11:  Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

        Section 12:  Product Liability; Conduct of Business

        12.1 CDC shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold ImmuCell harmless against all claims and expenses, including legal expenses, and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, distribution, consumption or advertisement of products that incorporate Products, arising from any right or obligation of CDC or any sub-licensee hereunder.

        12.2 CDC warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in engaging in the activities contemplated by this Agreement, including marketing the products subject to this Agreement, and that such insurance coverage lists and will continue to list ImmuCell as additional insured. Upon request, CDC will present evidence to ImmuCell that the coverage is being maintained. In addition, CDC shall provide ImmuCell with at least 30 days prior written notice of any change in or cancellation of the insurance coverage.


        Section 13:  Use of Names

        13.1 CDC and its sub-licensee(s) shall not use ImmuCell's name in sales promotion, advertising, or any other form of publicity or in any other way without the prior written approval of ImmuCell except in CDC and sub-licensee internal corporate documents or to indicate that CDC is a licensee of ImmuCell. In no event shall CDC's or any sub-licensee's use of ImmuCell's name suggest any sponsorship by, approval of, or association with ImmuCell other than as a licensee. ImmuCell agrees that CDC can sell the Product under its own trade mark and/or trade name. CDC also agrees that labels for its Product will also display the appropriate ImmuCell patent numbers and the ImmuCell trademark as mutually agreed between the parties.


        Section 14:  Force Majeure

        Neither party shall be liable for damages due to delay or failure to perform any obligation under this Agreement (other than payment of money) if such delay or failure results directly or indirectly from circumstances beyond the reasonable control of such party. Such circumstances shall include but shall not be limited to acts of God, acts of war, civil commotions, riots, strikes, lockouts or other labor disturbances, accident, fire, water damage, flood or other natural catastrophe. Any party affected by a condition of Force Majeure shall use reasonable efforts to remedy such conditions to enable itself to resume performance, except that no party shall be obligated to settle a strike, lockout or other labor disturbance on terms other than at its complete discretion.

        Notwithstanding the foregoing, in the event that ImmuCell fails to perform any of its obligations under this Agreement for any of the reasons set forth in this Section, ImmuCell shall immediately notify CDC in writing of ImmuCell's failure to perform. After such immediate written notification or after notification by CDC to ImmuCell, whichever is sooner, ImmuCell shall be entitled to one hundred and eighty (180) days to cure its failure to perform. In the event that ImmuCell has not cured its failure to perform in this one hundred and eighty (180) day period, CDC shall then be entitled to exercise its rights pursuant to Section 3. CDC may begin to manufacture Products if ImmuCell fails to cure any non-performance by ImmuCell to supply Products within 180 days when such non-performance begins.


        Section 15:  Miscellaneous

        This Agreement shall be construed in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms clearly illogical or inappropriate in effect, the parties agree to substitute new terms similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations.

        Section 16:  Notices

        Any notices required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telefax, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

        (a)  Clearwater Diagnostics Company, LLC
              Attention:  Manager                        Attention: President
              56 Evergreen Drive            and          155 Route 46 West
              Portland, Maine  04103                     Fairfield, NJ  07004

        (b)   ImmuCell Corporation
               56 Evergreen Drive
               Portland, Maine  04103


        Section 17:  Arbitration

        In the event a dispute, claim or controversy shall arise between the Parties with respect to any provision of this Agreement, or the interpretation of performance hereof or thereof, and such is declared by written notice from one party to the other, the Parties agree to negotiate in good faith toward resolution of the dispute. If such dispute cannot be resolved within a period of thirty (30) days after such notice is given, either party may submit the dispute to arbitration. Such dispute shall be settled by arbitration under the laws of the State of Delaware, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). In rendering its decision, the arbitration tribunal shall apply the substantive laws of the State of Delaware and interpret this Agreement in accordance with its terms. The determination of the arbitration tribunal shall be conclusive and binding upon the Parties hereto. The dispute will be decided by a panel of three arbitrators to be appointed as provided in Section 13 of the AAA Commercial Arbitration Rules.

The award of the arbitration tribunal may be, alternatively or cumulatively, for monetary damages, an order requiring the performance of non-monetary obligations (including specific performance) or any other appropriate order or remedy. The arbitrators may issue interim awards and order any provisions or measures which should be taken to preserve the respective right of either party. The decision of the arbitrators may be enforced in any tribunal of competent jurisdiction.

Each party shall bear its own costs and expenses of the arbitration, and the Parties shall share equally the cost of the arbitrators; provided that any party instituting a claim or providing a defense under this Section which the tribunal shall declare to be frivolous shall pay all costs and expenses, including attorney's fees and costs, incurred in connection with such arbitration.

The arbitration procedure herein shall be the exclusive remedy available to the Parties hereunder to resolve any dispute, claim or controversy arising hereunder.


        Section 18:  Integration.

        This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere herein, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of the Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party and specifically states that it is an amendment to this Agreement.


IN WITNESS THEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

Clearwater Diagnostics Company LLC

By:  /s/:  Thomas C. Hatch,    /s/:  Malcolm R. Kahn,   its Managers.


Date:         9/17/96


ImmuCell Corporation

By:  /s/:  Thomas C. Hatch,  its President


Date:         9/17/96